Exhibit 10.4

March 20, 2009

Peter J. Tallian

Dear Peter:

I am pleased to extend our offer of employment to you as Chief Financial Officer with a projected start date of April 6, 2009. You will receive a starting salary of $8,461.54/bi-weekly (if annualized, the total would be $220,000). This position is exempt, reporting to me.

As an employee of BTU International, you will be eligible to participate in our benefits programs; we currently offer medical, dental, life and accident insurance coverage, a 401k plan, and paid holidays and vacation time. You will begin accrual of vacation time at four weeks of vacation annually. A Summary of Benefits is enclosed and more details will be provided during your orientation to the company. In the event of a conflict, the terms of BTU’s benefits set forth in the Employee Policies and/or other plan documents shall govern. BTU, of course, may amend, terminate, or enhance the benefits provided to you and our other employees from time to time as it deems appropriate.

If you accept BTU’s offer of employment, you will be eligible for the following additional compensation:

•

During employment, you will eligible annually for a bonus of 25% of your base salary (for 100% of goal achievement) up to a maximum of 50% of your base salary (for goal achievement exceeding 100%). For 2009, the company will guarantee a minimum 10% pro-rated bonus payout. Bonus awards will be determined by the Board of Directors, in its discretion, based on performance of the Company against goals established annually by the Board of Directors.

•

As a sign-on benefit you will receive an option to purchase 20,000 shares of BTU stock as outlined in the stock option certificate and pending approval by the Board of Directors at their next meeting. These options will be priced at the close of the market on your start date, provided prior Board Approval has been obtained, vest in four equal parts over four years, and expire in seven years. The grant of options will be made under the BTU International, Inc., 2003 Equity Incentive Plan and the option shall be governed by the terms of that Option Plan, the stock option certificate and applicable law.

•	As discussed, we anticipate that at some time you will be able to move to our area. In the meantime, we will subsidize your temporary housing in the amount of up to $1,750/month for nine months.

•	You will receive a $10,000 sign-on bonus, payable upon completion of the first 90 days.

•	Your performance and compensation will be formally reviewed by me and the Compensation Committee of the Board of Directors in December, 2009.

•

We are pleased to offer you the benefits described in the attached Retention Agreement (“Attachment 1”), including the assurance of severance pay in the event that your employment is terminated in specific circumstances.

This offer, including the Retention Agreement, is contingent upon successful completion of all hiring steps and receipt of satisfactory documents concerning employment eligibility. Your employment is also contingent upon BTU’s completion of a satisfactory investigation of your background. You agree to release BTU, its employees and agents, and any individuals who may provide BTU with information regarding your background from any liability in connection with this background check. Please review carefully the Additional New Hire Information and enclosures included as a part of this offer letter.

This offer letter (including the enclosed Additional New Hire Information and Retention Agreement) contains our entire understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any representative of BTU. Your employment with BTU will be at-will, and this letter, BTU practice, and any other oral or written policies or statements of BTU or its agents shall not create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the agreement and understanding that employment with BTU is at-will. No representative of BTU, except BTU’s CEO in a writing signed by the CEO and you, has any authority to enter into any agreement contrary to the foregoing.

This offer is valid until March 21, 2009. Please complete and return one copy of this offer letter signed by you to the Human Resources Department at BTU International, Inc., 23 Esquire Road, North Billerica, MA 01862, or by confidential fax (978) 670-2613. By signing below you verify that there are no restrictions, contractual or otherwise, that might prohibit your employment with BTU.

My team and I look forward to working with you and feel that you will have much to offer BTU. We are a highly committed team dedicated to excellence. We feel this is an exciting environment with significant opportunities in which to work and hope that you will accept the position as outlined.

Sincerely,

/s/ Paul J. van der Wansem
Paul J. van der Wansem
Chairman and CEO

I, Peter Tallian, accept this offer and terms of employment as set forth in this offer letter including the Additional New Hire Information. My intended start date is: 4-6-09

Signature	/s/ Peter Tallian	Date:	3-21-09
Peter Tallian

Enclosures:	Retention Agreement
Benefit Summary 2009
Employment Eligibility Verification (1-9)
Drug Test Information
FCRA Disclosure to Applicant

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